AGREEMENT



   MADE this day ____ of _____________, 1999, by and between SEVEN FIELDS DEVELOPMENT COMPANY, a Pennsylvania Business Trust having its principal place of business at 2200 Garden Drive, Seven Fields, Pennsylvania (hereinafter referred to as the "Seller"), and HANNA HOLDINGS, INC., having its principal place of business at 419 Gamma Drive, RIDC Park, O'Hara
    Township, Pennsylvania (hereinafter referred to as the
                        "Purchaser").


   WHEREAS, Seller is the Developer of a 500+ acre mixed use real estate development in the Borough of Seven Fields, Pennsylvania, and operates a residential construction company under the fictitious name "Hawthorne Construction Company,"
    which builds residential dwelling units in Butler and Allegheny Counties, Pennsylvania;


   WHEREAS, Seller is entering the final stages of its Seven
  Fields Development and desires to arrange for the sale of all remaining residential lots and its construction company after the development reaches a certain point;


   WHEREAS, Purchaser has acted as the Seller's exclusive residential real estate sales agent at the Seven Fields
  Development for a number of years and is therefore familiar with the residential real estate market in the Seven Fields area;


   WHEREAS, Purchaser is willing to agree to purchase at one time all residential lots and certain other assets owned by Seller at a time and at a price to be determined in accordance with the following terms and conditions.


   NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

   ARTICLE I
   TRANSFER OF ASSETS


   1.1 TRANSFERRED ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase from the Seller, all of the Seller's right, title and interest in and to the following Assets:


  (a) RESIDENTIAL LOTS. All residential lots owned by Seller on the Closing Date, as hereinafter defined, located in the following subdivisions:



   SEVEN FIELDS:              NEVILLEWOOD:

   North Ridge Estates I            Oak Hill
   North Ridge Estates 11          Carnoustie
   North Ridge Estates III        English Turn
   Castle Creek 11
   Castle Creek III
   Hawthorne Commons



  The lots to be sold hereunder shall be listed on a schedule to be provided to Purchaser at least sixty (60) days prior to the
   Closing Date and shall be updated as of the Closing Date.


   (b) CONSTRUCTION-IN-PROCESS. All construction-in-process on any lot within subparagraph (a) above, as of the Closing Date, including, but not limited to, completed (but not subject to a contract for sale) and uncompleted houses and dwelling units, building foundations, driveways, and any other completed or uncompleted improvements or portions thereof which have been placed or constructed within the boundaries of a lot. The construction-in-process to be sold hereunder shall be described on a schedule to be provided to Purchaser sixty days
  (60) prior to the Closing Date and updated on the Closing
  Date                        .


   (c) CONTRACTS FOR THE SALE OF RESIDENTIAL DWELLINGS. Any contracts for the sale of residential dwelling units, the construction of which is not completed by the Closing Date, shall be assigned to the Purchaser at the Closing along with any deposits held by Seller in connection therewith. A schedule of all such contracts of sale which are expected to be assigned hereunder shall be listed on a schedule to be provided to Purchaser sixty (60) days prior to the Closing
  Date         and updated on the Closing Date.

      A residential dwelling shall be deemed completed, for purposes of this Agreement, only upon the issuance of an occupancy permit.


   (d) INVENTORY. All building materials, appliances, parts and supplies, equipment, vehicles, computers, office furniture, office supplies, and furnishings owned by Seller on the Closing Date. A schedule equipment, vehicles, computers, office furniture and furnishings shall be provided to Purchaser sixty days prior to the Closing Date and of the other inventory at least five (5) days prior to Closing Date, and all shall be updated on the Closing Date.


   (e) HAWTHORNE CONSTRUCTION COMPANY. All tangible and intangible assets of Hawthorne Construction Company which are not included in subparagraphs (b) and (c) above, including,
  but   not limited to, the fictitious name "Hawthorne
  Construction Company," any engineering drawings, building designs, standard practices and specifications, methods of construction, and plans and blue prints developed by, or on behalf of, Hawthorne Construction Company.


   (f) LEASEHOLD INTEREST. The unexpired term as of the Closing Date, of Seller's leasehold interest in the second floor of the office building located at 2200 Garden Drive, Seven
  Fields, Pennsylvania, in which Seller maintains its offices, and any other portions of the building covered by the lease.
  If the Seller has not entered into a lease agreement for the second floor office space as of the Closing Date, which lease agreement is under the terms and conditions of the attached lease Exhibit A, then this provision will be null and void and any allocation of price shall be deleted, with no change to any other term of this Agreement.


   (g) CERTAIN OTHER INTANGIBLE ASSETS. Certain intangible assets not heretofore mentioned which are owned by Seller, including contract rights, customer lists, telephone numbers if requested by Purchaser, books and records, etc., which shall be listed on a schedule to be provided to Purchaser at least sixty (60) days before the Closing Date, and shall be updated as of the Closing Date.


   (h) GOVERNMENTAL APPROVALS. All governmental approvals, zoning and environmental permits, building and occupancy permits, etc., to the extent assignable without cost to the Seller. If Seller refuses to pay any fee, cost, or other charge necessary for the transfer of any permit or other governmental approval, then Purchaser may make any such payments. A list of the foregoing shall be provided to Purchaser at least sixty (60) days prior to the Closing Date and updated on the Closing
  Date.


   (i) SEVEN FIELDS SALES CENTER. The building and lot located at 100 Seven Fields Boulevard being used as the Seven Fields
  Sales Center shall be sold to Purchaser at the Closing in accordance with the terms and conditions hereinafter set forth.


   (j) THE CRAWFORD PROPERTY. The Cranberry Township property owned by the Seller consisting of 40.3 acres more or less and known as the Crawford Property shall sold to Purchaser at the Closing for the price hereinafter set forth. A description of the Crawford Property is appended hereto as Exhibit B.


   (k) INSURANCE POLICIES. At Purchaser's election, all policies of insurance held by Seller which are assignable shall be assigned to Purchaser at the Closing.


   (l) SUBCONTRACTS. All assignable subcontracts relating to the construction-in-process described in subparagraph 1.1(b) above. A list of such subcontracts shall be provided by Purchaser at least thirty (30) days prior to the Closing Date and shall be updated on the Closing Date.


   1.2 EXCLUDED ASSETS. The Assets to be sold and/or otherwise transferred under this Agreement shall not include any of the following:


   (a) COMPLETED RESIDENTIAL DWELLINGS UNDER CONTRACT. Any completed residential dwelling unit which is the subject of an open agreement of sale entered into by the Seller prior to the Closing Date and any proceeds or payments due or to become due thereunder, other than any contract of sale specifically listed on the schedule to be provided to the Purchaser under paragraph 1.1(c) hereof. A list of such completed (and, those expected to be completed by the Closing Date) residential dwellings shall be provided by Purchaser at least thirty (30) days prior to the Closing Date and shall be updated on the Closing Date.


   (b) CASH, RECEIVABLES, CREDITS AND INVESTMENTS. All cash, accounts receivable, deposits, bonds, prepaid expenses, insurance policies, bank accounts, investments, and credits owned or held by, or shown on the books of, Seller as of the Closing Date.


   (c) BUSINESS TRUST OWNERSHIP INSTRUMENTS. All ownership or debt instruments, all minute books and stock records and all ownership records.


   (d) ASSETS NOT INCLUDED IN PARAGRAPH 1.1 . Any real estate or pers onal property or rights therein, which are not specifically mentioned in paragraph 1.1 of this Agreement, along with all rights therein, are Excluded Assets and shall not be sold or transferred to Purchaser under this Agreement, Purchaser shall have no obligation of any nature whatsoever with respect to any Excluded Asset. Seller shall be solely responsible for the proper completion of any work or warranty work required under any contract of sale which is not a Transferred Asset hereunder.



   1.3 ASSUMED LIABILITIES. After the Closing, Purchaser shall be responsible to the Borough of Seven Fields to discharge all of the Seller's remaining obligations which are related to any lots to be sold hereunder, including, but not limited to, installation of final road surfaces, removal of sedimentation ponds, etc., Purchaser shall indemnify and hold Seller harmless from performance of any such obligations after the Closing, and shall replace any bonds or other security which Seller has posted in connection with such obligations. Upon execution hereof, Seller shall furnish the Purchaser with a schedule of all of Seller's current outstanding obligations to the Borough of Seven Fields for illustrative purposes. At least sixty (60) days prior to the Closing Date, Seller will provide a list of the Assumed Liabilities and shall update the list from time to time until the Closing Date.


   1.4 PURCHASE PRICE. As consideration for the Assets to be sold and transferred hereunder, Purchaser agrees, subject to the terms and conditions set forth in this Agreement, to pay to the Seller at the Closing the following:


   Consideration for the lots to be sold and transferred hereunder is based upon the following percentages of the Standard Asking Price as of the Closing Date as follows:

  Location                               68% First      59% Next
Seven Fields plans:
North Ridge Estates, I, II and III       30 lots        30 lots
Castle Creek II and III                  15 lots        15 lots
Hawthorne Commons                        18 lots        18 lots

  Any additional lots in the foregoing plans are priced at 50% of the Standard Asking Price as of the Closing Date.

  Nevillewood lots are priced at Seller's cost shown on Seller's books and records.


   (b) CONSTRUCTION-IN-PROCESS-DWELLINGS. Purchaser shall pay to Seller at the Closing for Construction-in-Process of dwellings an amount equal to the total cost of Construction-in-Process which Seller paid, incurred or allocated prior to the Closing Date in connection with construction activities on any of the lots sold hereunder as reflected on Seller's books and records. The items of cost which Seller may include in the calculation of cost of Construction-in-Process are listed on the schedule attached here to as Exhibit "C."

   The cost of Construction-in-Process which Purchaser shall be obligated to pay for any one dwelling unit under construction shall not exceed the amount, when added to the estimated cost of completion as of the Closing Date, which equals the selling price for the dwelling unit in question less sales costs.

   The estimated cost of completion of a dwelling unit shall be determined by agreement of the parties, and failing such agreement, by arbitration in accordance with the provisions of paragraph 5.2 hereof.


   (c) INVENTORY, EQUIPMENT AND FURNISHINGS. Purchaser shall pay to Seller at the Closing, for all inventory, equipment, supplies, and furnishings sold hereunder, an amount equal to the total book value therefor as shown on Seller's books and records as of the Closing Date. "Book value" is the original cost of the item, less depreciation to the Closing Date for items other than inventory. For inventory, book value is the cost of merchantable inventory items.


   (d) LEASEHOLD INTEREST. Purchaser shall pay to Seller at the Closing for the assignment of the unexpired lease term on the lease for Seller's offices, an amount equal to a pro rata share of the prepaid rent previously paid by Seller, prorated over the lease term.


   (e) THE SEVEN FIELDS SALES CENTER. The Purchaser shall pay to the Seller at the Closing the sum of Four Hundred Twenty Five
  Thousand ($425,000.00) Dollars for the Seven Fields Sales
  Center.


   (f)   THE CRAWFORD PROPERTY.  The Purchaser shall pay to the
  Seller at the Closing the sum of Five Hundred Eighty Thousand
  ($580,000.00) Dollars for the Crawford Property.


   (g) INSURANCE POLICIES. For any insurance policy assigned to Purchaser hereunder, Purchaser shall pay to Seller the prepaid premium prorated for the remaining unexpired term.


   (h) OTHER TRANSFERRED ASSETS. All other Assets to be transferred at the Closing under paragraph 1.1 hereof, shall be transferred for no additional consideration.


   1.5 LIMITATIONS ON CONSTRUCTION-IN-PROCESS OF SPEC HOUSES. Seller shall use its best efforts to ensure that at the time of Closing, there shall be at least twelve (12) and no more than twenty-five (25) dwelling units under construction at Seven Fields, and at least four (4) but not more than ten (10) dwelling units under construction at Nevillewood which, as of the Closing Date, are not under contract with a purchaser.


   1.6 EARNEST MONEY DEPOSIT. Purchaser shall deposit an Earnest Mone y Deposit in the amount of Four Hundred Thousand ($400,000.00) Dollars to be held in escrow by Seller's counsel, Anthony P. Picadio, Esq. ("Picadio"), (who shall be the Drawee) during the pendency of this Agreement, or shall provide a bank letter of credit in the amount of Four Hundred Thousand ($400,000.00) Dollars in a form reasonably acceptable to Seller's counsel. If the Seller claims there is an event entitling Seller to liquidated damages, Notice shall be given Purchaser. Purchaser, within 10 days of receipt of such Notice, may give Notice to Seller and Picadio that Purchaser disputes the Seller's claim, in which case Seller shall not draw upon the letter of credit unless any of the following occur:

      (a) The letter of credit is due to expire and the Purchaser has not provided for a renewal or extension of the letter of credit;

      (b) A judgment or decree, final and unappealable, has been entered in a court having jurisdiction, which judgment or decree awards the liquidated damages to Seller.

   If the letter of credit is drawn upon due to Seller asserting a right to liquidated damages and Purchaser disputes Seller is entitled to liquidated damages, Picadio shall hold the funds and invest them into an interest bearing account pending the parties' instructions or a final, unappealable order of any court relating to the same.



   1.7 SELLER'S STANDARD ASKING PRICE FOR LOTS. The Seller's Standard Asking Price for Lots contained in the various subdivisions listed in paragraph 1.1(a) hereof are set forth on Exhibit "D" attached hereto. Seller shall not increase or decrease its Standard Asking Price for any lot without the Purchaser's written consent.


   1.8 TIME AND PLACE OF CLOSING. The Closing shall be held on January 2, 2001, beginning 10:00 A.M. unless Seller gives at least sixty days Notice of an earlier Closing Date. The
  Closing will take place in Seller's Offices unless otherwise required by Buyer, in which case Buyer shall determine the place of Closing. Time shall be of the essence with respect to the Closing Date.


   1.9 PRELIMINARY ESTIMATE OF PURCHASE PRICE. Thirty (30) days prior to the Closing Date Seller shall provide Purchaser with a written preliminary listing of the Assets to be sold hereunder along with an estimate of the Purchase Price which shall be due at the Closing. The final list of Assets to be sold hereunder and the final amount to be paid at Closing will be adjusted at Closing. The parties will cooperate with one another so that at Closing, the final list will be approved by both parties.


   1.10 CONTINUED OPERATION OF BUSINESS. Seller shall continue to operate in the ordinary course of its business until the Closing.


   1.11  PROCEDURE PRIOR TO AND AT THE CLOSING.

   Not less than five (5) days prior to Closing, Seller shall provide to Purchaser or Purchaser's representative, copies of all deeds and the bill of sale proposed for delivery at closing. Such shall be in a form reasonably acceptable to Purchaser and as required under the terms of this Agreement.

   At the Closing, the following actions will be taken by the parties and the completion of each action shall be a further condition to the Closing:


   (a)   SELLER'S OBLIGATIONS


      (i) Delivery of a Special Warranty Deed(s) for all real property to be transferred at the closing by good and marketable title, insurable by any reputable title company subject only to those easements and exceptions for utilities, roads and the like which are either on the recorded plan or do not affect the use or value of the lot for the construction of residential housing;

      (ii) Delivery of a Quit Claim Deed for the Seller's mineral rights, if any;

      (iii) Delivery of a Non-Foreign Affidavit;

      (iv) Delivery of a Bill of Sale for all inventory, equipment, supplies and furnishings to be transferred at the Closing;

      (v)   Assignment of Leasehold Interest;

      (vi) Assignment of Contracts of Sale of residential dwelling units as called for under this Agreement;

      (vii) Assignments of Seller's plans, designs, permits and approvals;

      (viii) Delivery of a Current Certificate of Good Standing from the Pennsylvania Department of State; current Corporate Lien
  Certificate from the Pennsylvania Department of Revenue;
  Corporate Resolution; and Incumbency Certificate; or similar documents and certificates applicable to a Pennsylvania
  Business Trust;

      (ix)  Delivery of Municipal Lien Letters;

      (x)   Delivery of Paid real estate tax receipts;

      (xi) Delivery of All mortgage satisfaction pieces and any other instruments necessary to satisfy or release any security interest in the Property being transferred;

      (xii) Assignment to Purchaser or Purchaser's designee of all rights in and to the fictitious name: "Hawthorne Construction
  Company" if Purchaser elects;

      (xiii) Delivery of a Corporate Tax Clearance Certificate pursuant to 69 P.S. 529, or such other requirement as may reasonably be required by the title insurance company selected by the Purchaser to eliminate any exception related to this issue;

      (xiv) Any affidavits or other documents reasonably required by Purchaser's attorney or title insurance company;

      (xv) Delivery of a UCC search report from the Secretary of State of the Commonwealth of Pennsylvania and from the counties in which the Transferred Assets are located and each county in which the Seller does business, showing that there are no liens or encumbrances against any of the Transferred Assets that will not either be paid or credited at Closing.


      (xvi) Delivery of an affidavit that no liens or encumbrances exist on any of the property sold hereunder;

      (xvii) If required by the organization financing the transaction, an opinion from counsel for the Seller that (1) the Seller has all requisite power and authority to execute the Agreement and to deliver the deeds and other documents relating to the Assets to be Transferred and otherwise consummate the sale; (2) that the Agreement, deeds, bill of sale and all other documents relating to the Assets to be transferred have been executed by the proper representatives of the Seller who were properly authorized; (3) That counsel is not aware of any representation or warranty of Seller that is not materially true in all respects; and, (4) that counsel is not aware of any legal actions instituted or threatened which would affect the Transferred Assets or the ability of the Seller to transfer such assets;

      (xviii) Delivery of an incumbency certificate;

   (xix) Delivery of certified copies of all resolutions or other documents reflecting that Seller is authorized to enter into this Agreement and to consummate it;

         (xx) Delivery of a certificate of good standing that Seller is in good standing as a Business Trust within the Commonwealth of Pennsylvania;

         (xxi) Purchaser's security deposit or letter of credit shall be returned or credited to the Purchase Price;

       (xxii) Seller shall execute and deliver to Purchaser any other agreements or instruments, in form reasonably acceptable to Purchaser's counsel, the title company issuing insurance on t he Transferred Assets or the institution financing the Transferred Assets or required to fulfill the obligations undertaken in this Agreement

      (xxiii) Seller shall deliver to Purchaser evidence that Seller obtained a trailer by which it has provided for the extension of any claims made liability insurance relating to construction or development by Seller prior to the Closing.

   (b) PURCHASER'S OBLIGATIONS. The Purchaser shall deliver to the Seller at the closing the full amount of the Purchase
  Price by cashier's check or wire transfer immediately available funds, shall satisfy any closing requirements imposed by Purchaser's title insurance company, and shall execute and deliver to Seller any agreements or instruments, in form reasonably acceptable to Seller's counsel, required to fulfill the obligations undertaken in this Agreement.


   1.12 ADJUSTMENTS AND PRORATIONS. The final list of Transferred Assets and the total Purchase Price shall be determined at the Closing. Any necessary adjustments which cannot feasibly be made at or prior to the Closing shall be made as soon as reasonably practicable following the Closing.

   All real estate taxes shall be prorated to the date of Closing based upon the year of tax accounting for each taxing body.
  The parties shall share equally the realty transfer taxes applicable to the sale of the real estate to be transferred hereunder. Following the Closing, Seller and Purchaser shall each have reasonable access to the other's books and records for the purpose of making any necessary post-Closing adjustments or preparing any necessary filings.



   1.13 EXTRAORDINARY TRANSACTIONS NEEDING PURCHASER'S CONSENT.
    From the date of execution of this Agreement until the Closing, Seller, without the written consent of the Purchaser, shall not:


   (a) Dispose of any asset falling within any of the categories of Transferred Assets set forth in paragraph 1.1 hereof, other than in the ordinary course of Seller's business.

   (b) Purchase any individual item of inventory or equipment for a purchase price in excess of Ten Thousand ($10,000.00)
  Dollars.

   (c) Increase the total book value of inventory and equipment by more than One Hundred Thousand ($100,000.00) Dollars.

   (d) Acquire any inventory or equipment other than in the ordinary course of business.

   (e)   Sell any lot for a price which is less than the Seller's
  Standard Asking Price therefor as shown on Exhibit "D" hereto.

   (f) Depart from the limitations on Construction-in-Process set forth in paragraph 1.5 hereof.

   (g) Make any material change in development, construction or plans which affect the Transferred Assets.


   In all other respects the Seller shall continue its normal business operations until the Closing.


   1.14 SELLER'S OBLIGATION TO DEVELOP LOTS. All residential lots to be sold hereunder shall be developed by Seller in accordance with the applicable subdivision and grading plans approved by the Borough of Seven Fields. Sewage, water and electrical utilities connections shall be made available by Seller at the boundary of each lot to be sold hereunder.
  Seller may contract with others to complete any such lot development which may remain uncompleted on the Closing Date, or, at Seller's election, may give Purchaser a credit at the Closing in the amount of Seller's budgeted cost for any uncompleted lot development. If the parties disagree as to the amount of the credit due the Purchaser under this paragraph, at Purchaser's election, Seller shall complete the work.


   1.15 COMPLETION OF CONSTRUCTION-IN-PROCESS. Purchaser shall be solely responsible for the completion of any residential Construction-in-Process transferred hereunder and the lots as set forth in Article 1.14 and shall indemnify and hold Seller harmless from any and all claims relating thereto (excluding lot development work by Seller) and including, but not limited to, claims alleging defects in construction or construction materials for any residential improvements completed by Purchaser after the Closing without regard to whether the alleged defect occurred prior to or after the Closing except as otherwise provided hereunder or as may result from a breach of a warranty by Seller. Purchaser agrees to fully indemnify and hold Seller harmless from any such claims.


  ARTICLE 11
  CONDITIONS TO CLOSING


   2.1 ENVIRONMENTAL ASSESSMENT. Prior to the execution hereof, Seller provided Purchaser with a Phase I Environmental Site Assessment Report dated September 1999 prepared by Earth Tech, Inc., which covers the real property to be transferred hereunder. Purchaser acknowledges that there is nothing in such report which Purchaser considers material to the transaction set forth in this Agreement. Purchaser, at its own cost, may retain a consultant to conduct any additional Environmental Assessment which it desires and may enter the Property at any reasonable time for the purpose of conducting any such additional Environmental Assessment. The Purchaser shall remain liable to repair and restore any disturbances to the Property caused by the Environmental Assessment.

   If any additional Environmental Assessment which Purchaser causes to be conducted identifies any material environmental contamination of any of the real property to be transferred hereunder which is not shown in the Phase I report provided by Seller, then Purchaser may elect to terminate this Agreement.

   Any such election to be effective must be in writing and must be served on the Seller, along with a copy of the environmental Assessment Report relied on, within one hundred twenty (120) days after the date of this Agreement. Time shall be of the essence with respect to the one hundred twenty
  (120) day period.

   This provision permitting termination of this Agreement if Purchaser discovers a material environmental condition not shown in the Phase I Environmental Assessment Report provided by Seller, shall constitute Purchaser's sole and exclusive remedy against the Seller for environmental contamination of any real property to be transferred hereunder. If purchaser fails to terminate this agreement in strict accordance with this paragraph, it shall be obligated to close in accordance with the terms and conditions of this Agreement unless Seller is in default.



   ARTICLE III
   WARRANTIES AND REPRESENTATIONS



   3.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:

   (a) VALIDLY EXISTING. Seller is a business trust validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

   (b) NECESSARY AUTHORITY. Seller has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, but not limi ted to, executing the deeds and bill of sale and assignment of the Lease.

   (c) FORMAL ACTION. The execution and delivery of this Agreement have been duly authorized by all necessary formal actions of the Trustees of Seller.

   (d) DUE EXECUTION. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Seller and is enforceable against the Seller in accordance with its terms.

   (e) COMPLIANCE WITH BULK SALES LAWS. Seller shall comply with any applicable bulk sales laws and shall indemnify Purchaser against any and all liabilities, damages, costs, and expenses incurred by Purchaser as a result of any claims that this transaction violates or is subject to any bulk sales laws.

   (f) PARTIES IN POSSESSION. There are no known parties with a claim of adverse possession to the real property to be conveyed hereunder and Seller has no notice of any such claim.

   (g) MECHANICS' LIENS. At the Closing there will be no unpaid bills for labor or materials furnished to Seller in connection with the real estate to be conveyed hereunder that would permit a mechanics' lien or materialmen's lien to be filed on the Property. Seller shall obtain lien releases from all contractors who would be entitled to file a lien if unpaid.

   (h) CONDEMNATION. There is no pending or threatened condemnation or similar proceeding affecting any real property to be conveyed hereunder, or any portion thereof, nor has Seller actual knowledge that any such action is presently contemplated. Seller agrees to give Purchaser prompt notice of any actual, threatened or contemplated condemnation of which Seller receives notice between the date of this Agreement and the Closing.

   (i) NON-FOREIGN STATUS. Seller is not a "foreign person" as defined under Section 1445(f) of the Internal Revenue Code; and, at Closing, Seller shall furnish purchaser an affidavit confirming the same in such form as Purchaser's attorney may reasonably require.

   (j) HAZARDOUS MATERIALS. Seller has no actual knowledge that hazardous waste, hazardous substances or any other hazardous materials have been stored or disposed of on any real property to be conveyed hereunder, and it shall not knowingly cause or permit storage or disposal of such hazardous materials after the date of this Agreement and before the Closing. Seller has received no notice of any kind related to the environmental condition of any real property to be conveyed hereunder.
  Seller has provided Purchaser with its most current Phase l Environmental Site Assessment dated September 1999. Purchaser understands and agrees that except as set forth in this paragraph, Seller makes no express or implied warranties or repr esentations as to environmental contamination or liabilities, and that all real property transferred hereunder is transferred AS IS.

   (k) WETLANDS. Seller has no actual knowledge or notice that the development of any real property to be conveyed hereunder would violate any laws, regulations, ordinances, or orders relating to wetlands protection.

   (l) LEGAL PROCEEDINGS OR ENFORCEMENT ACTIONS. There is no action, suit, proceeding, enforcement action, administrative order, claim filed or threatened regarding or affecting the Transferred Assets or the Seller which would affect the Transferred Assets or the Purchaser's use or sale of same.

   (m) COMPLIANCE WITH LAWS AND REGULATIONS. Seller has no actual knowledge of any condition existing on or with respect to the property which violates any restrictive covenant, or any
  borough, county, state, or federal ordinance, regulation, or
  stat   ute in effect on the date of this Agreement.

   (n) TRANSFER. The execution and delivery of this Agreement, and the consummation of the transfers and conveyances called for in this Agreement, are not in violation of the terms and conditions of any mortgage, note, or other instrument to which the Seller is now a party and will not result in any breach or default thereunder.

   (o) CONDITION OF PERSONAL PROPERTY. All equipment, vehicles, furniture, and other personal property transferred hereunder shall be in fair condition and working order, and to Seller's knowledge is not subject to any major capital expenditure or repair. All other inventory except plans, drawings and designs, shall be new, undamaged and not obsolete. PURCHASER UNDERSTANDS AND AGREES THAT, EXCEPT AS SET FORTH IN THIS
  PARA GRAPH, ALL SUCH PERSONAL PROPERTY IS BEING SOLD, TRANSFERRED, AND ASSIGNED, AS IS, WHERE IS, AND WITHOUT ANY
  EXPR  ESS OR IMPLIED WARRANTIES AS TO ITS CONDITION,
  MERC HANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

   (p) EMPLOYEE BENEFIT PLANS. The Seller does not maintain any employee benefit plan, bonus plan, health plan, or fringe benefit plan for employees which will affect the purchaser.

   (q) UNION CONTRACTS. The Seller is not party to any union contract, collective bargaining agreement, or other labor agreement. There are no labor disputes or controversies of any kind between the Seller and the employees. The Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining. There are not amounts due and owing to any employee of the Seller which are currently due and payable and which have not been paid in full or accrued.

   (r) INSURANCE. The Seller maintains each of the insurance policies set forth on Exhibit "E" attached to this Agreement. The Seller has received no notice of cancellation or termination of any such policies. The Seller has not received notice that any insurance premiums will be materially increased on the renewal thereof or that the insurance policies will not otherwise be renewed on substantially the same terms as are now in effect. If the Purchaser elects, the Seller will assign to Purchaser all insurance policies listed on Exhibit E which are assignable. Seller will continue to maintain the insurance hereunder and in such amounts as would be required to pay the replacement cost of any damage to the Assets to be Transferred.

   (s) CONTINUED OPERATION OF THE BUSINESS OF SELLER. The operation of the business of the Seller has been and is being cond ucted in accordance with all applicable rules, regulations, ordinances and laws governing the business of Seller and in the ordinary course. No investigations by any governmental authority asserting or alleging any violation or noncompliance with such laws are pending or, to the actual know ledge of the Seller, threatened.

   (t) PLANS AND SPECIFICATIONS. Seller warrants that it has comp lied with all plans and specifications, for the development of the lots being transferred and, with respect to the buildings, with all plans, specifications and good building practices.

   (u) TITLE TO TRANSFERRED ASSETS. Seller warrants that it has good and marketable title, free and clear of liens and encumbrances, to the real, personal and intangible property being transferred hereunder, except to the extent otherwise provided under the terms of this Agreement.

   (v) TAX RETURNS AND REGULATORY FILINGS. Seller warrants that it has and, will to the date of the Closing, timely file all tax returns and pay such taxes, to the extent that a failure to do so would affect the Transferred Assets or Seller's ability to transfer the Transferred Assets.

   (w) ADVERSE DEVELOPMENTS. Seller warrants that there are no adverse developments that materially affect the Transferred
  Assets or the business of Seller as of the date of Closing.


   All Representations and Warranties set forth above shall be true as of the execution of this Agreement and as of the Closing.

   Seller shall be under a continuing obligation to promptly notify Purchaser in writing of the occurrence of any event which comes to Seller's attention between the date of this Agreement and the Closing which, to the Seller's knowledge, may, would, or could change or vary the state of any warranty or representation made herein.



   3.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:


   (a) VALIDLY EXISTING. Purchaser is a corporation validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.


   (b) CORPORATE AUTHORITY. Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.


   (c) CORPORATE ACTION. The execution and delivery of this Agreement, the performance of all terms and conditions hereof, and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action.


   (d) DUE EXECUTION. This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligations of Purchaser, and shall be enforceable against it in accordance with its terms.


   (e) INSPECTION AND INVESTIGATION. Purchaser has conducted an investigation of the Assets to be transferred hereunder and is ente ring into this Agreement in reliance on its own investigation concerning the physical condition, economic feasibility, profitability, value, and economic potential of said Assets and Purchaser was not induced to enter into this Agreement by any oral or written representation, statement of fact, expressions of opinion, or warranty of the Seller other than those expressly set forth in this Agreement.


   All of the foregoing Representations and Warranties of the Purchaser shall be true as of the execution of this Agreement and as of the Closing.


   3.3 REPORTING REQUIREMENTS. From and after the date of this Agreement and until the Closing Date, Seller shall provide Purchaser with monthly reports of the number of developed and undeveloped lots remaining in the subdivisions set forth in para graph 1. I (a) hereof, and quarterly reports of Cons truction-in-Process and Inventory referred to in paragraphs 1. I (b) and (d) hereof in order to permit
  Purchaser to maintain a current estimate of the Assets to be transferred and the Purchase Price therefor. The reports concerning Construction-in-Process and Inventory shall include the Seller's costs as shown on the Seller's books and records, and any accounts payable related thereto. Seller shall also provide Purchaser with monthly reports of its budgeted development costs for the subdivisions set forth in paragraph

  1. I  (a) hereof.



   3.4 RIGHT OF CONSULTATION. From and after the date of this Agreement and until the Closing Date, Seller shall operate its business in the ordinary course but shall regularly consult with Purchaser concerning development plans, lot prices, building designs, and all other significant matters relating to the subdivisions set forth in paragraph 1.1 (a) hereof and/or relating to the activities of Hawthorne Construction. Seller, however, shall be under no obligation whatsoever to accept any recommendation, suggestion or comment, other that as limited by the other terms of this Agreement, including, but not limited to Articles 1.7 and 1.10.

   Purchaser's Right of Consultation shall include the right to attend any meetings of Seller's Board of Directors, or any committee thereof, at which matters relating to the subdivisions set forth in paragraph 1. I (a) hereof are discussed. Seller shall provide Purchaser with timely written notice of Board of Directors meetings, Executive Committee meetings, and any other corporate meetings at which matters relating to the divisions set forth in paragraph I. I (a)
                  hereof will be discussed.



    ARTICLE IV
   CONDEMNATION, INDEMNIFICATION, DEFAULTS AND REMEDIES



   4.1 CONDEMNATION. If, during the pendency of this Agreement and prior to Closing, condemnation proceedings are commenced with respect to any portion of the Property, both the Seller and the Purchaser, by their respective attorneys, shall have the right to appear and defend their interest in the Property in such proceedings. The Purchaser or the Seller may at any time on or prior to the Closing terminate this Agreement by delivery of written notice to the other party if, and only if, condemnation proceedings with respect to a material portion of the Property have been commenced. In the event of such termination, the Earnest Money Deposit shall be immediately refunded to the Purchaser, and neither party shall have any further obligation to the other. If condemnation proceedings are commenced but neither party elects to terminate this Agreement prior to the closing, then the Purchaser shall pay the full purchase price at the Closing and shall be entitled to receive the full amount of any just compensation paid or awarded in connection with the condemnation.



   4.2 INDEMNIFICATION OF PURCHASER. Seller shall defend, indemnify, and hold Purchaser harmless from any and all claims, causes of action, suits, damages, liabilities, costs, or expenses, including attorneys fees, arising out of any construction or development defect, misrepresentation or other conduct of the Seller which occurred prior to the Closing.



   4.3 INDEMNIFICATION OF SELLER. Purchaser shall defend, indemnify and hold Seller harmless from any and all claims, causes of action, suits, damages, liabilities, costs, or expenses, including attorneys fees, arising out of any construction defect, misrepresentation or other conduct of the Purchaser which occurs after the Closing.


  4.4 PURCHASER'S DEFAULT AND SELLER'S REMEDIES.


   (a) PURCHASER'S DEFAULT. Purchaser shall be deemed to be in default under this Agreement if it falls or refuses to perform Purchaser's obligations at Closing unless there is a default by Seller, Purchaser has elected to terminate this Agreement under paragraph 2.1, 5.1 or under any other provision hereof by which Purchaser is entitled to terminate this Agreement, or if the failure to close is not otherwise excused under the terms and conditions of this Agreement.

   (b) SELLER'S REMEDIES. If Purchaser is in default under this Agreement, Seller's claim shall be limited to liquidated damages as secured by the Earnest Money Deposit referenced in
  Article 1.6. It is agreed between Purchaser and Seller that the Earnest Money Deposit shall be liquidated damages for a default of purchaser under this Agreement because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages of such default, and that such liquidated damages are a reasonable approximation of Seller's actual damages and are not a penalty.

   If a breach giving a right to liquidated damages occurs, the Seller may not claim any other damages or waive the liquidated damages claim and sue for actual damages.



  4.5 SELLER'S DEFAULTS AND PURCHASER'S REMEDIES.


   (a) SELLER'S DEFAULTS. Seller shall be deemed to be in default under this Agreement on the occurrence of any one or more of the following events:

      (i) Any of Seller's warranties or representations set forth in this Agreement is or becomes untrue at any time on or before the Closing; or

      (ii) Seller fails to meet, comply with, or perform any covenant, agreement, or obligation within the time limits and in the manner required by this Agreement.

      (iii) The violation of or failure to perform any term of the Agreement.

   (b) PURCHASER'S REMEDIES. In the event that the Seller fails to Close on time for a reason other than a breach or default by the Purchaser, and the failure to close is not otherwise excused under the terms and conditions of this Agreement, then, in such event, the Purchaser's sole and exclusive remedy shall be limited to the recovery of the Liquidated Damages hereinafter provided plus the return of the Purchaser's
  Earnest Money Deposit. If there is any other breach of this Agreement or misrepresentation, Purchaser may bring any action at law or equity to enforce the same or for damages or both.


   (c) LIQUIDATED DAMAGES. The parties agree and understand that if the Seller fails to close on time for a reason other than a breach by the Purchaser, and the failure to close is not otherwise excused hereunder, the Purchaser will suffer damages including, but not limited to, loss of profits and loss of business opportunities. Since such damages would be uncertain and difficult to determine, the Seller agrees to pay and the Purchaser agrees to accept Liquidated Damages in the amount of Four Hundred Thousand ($400,000.00) Dollars in the event of such an unexcused failure to close on the part of the Seller, and the parties agree that such sum is a reasonable approximation of the purchaser's damages and does not constitute a penalty.


   (d) POST-CLOSING CLAIMS. If the parties close, any Post -Closing Claims for breach of any obligations, representations, or warranties contained in this Agreement shall be settled by arbitration in accordance with the procedure set forth in paragraph 5.2 hereof.



   4.6 LIMITATIONS PERIOD. Written Notice of any claim under or to enforce this Agreement, whether at law or in equity, must be given within one (1) year following the Closing or shall forever be barred. Upon receipt of a notice of a claim, the recipient may at any time demand that the claimant submit the claim to arbitration either before the end of the one year following Closing or, within 60 days of the Notice, whichever is later.

   ARTICLE V
   MISCELLANEOUS


   5.1   FORCE MAJEURE.


   (a)   The following events of force majeure shall excuse
  Purchaser's performance hereunder:


      (i) Any fires, accidents, war, or other casualties, whether natural or man made, which have a material direct or indirect adverse effect on Purchaser's ability to develop the Property into residential building lots and construct residential buildings thereon as contemplated by this Agreement.

      (ii) Any change after the execution of this Agreement in any law, ordinance, rule or regulation, or judicial or administrative interpretation thereof, which has a material adverse effect on Purchaser's right to develop the Property into residential building lots and construct residential buildings thereon as contemplated by this Agreement.

      (iii) Any sewer ban or other moratorium on access to utilities or other services necessary to the development of the Property which has the effect of causing a material delay or interruption in development.

      (iv) Any increase in the prime rate of interest published by PNC Financial between the date of this Agreement and the Cut
  Off date which exceeds 2-1/2%.

      (v) Any material adverse change in the marketability of the lots to be sold hereunder caused by adverse publicity arising from the institution of class action or other litigation against the Seller and/or the Seller's Board of Directors.

      (vi) Any catastrophic currency crisis which causes the Purchaser to be unable to close.


   (b) Unless the parties otherwise agree in writing, the following events of force majeure shall excuse either party's performance hereunder:


      (i) Any injunction, court order, or administrative order which prohibits either party from closing or from performing any of its closing obligations hereunder.

      (ii) Any fires, accidents, war, or other casualties, whether natural or man-made, which have a material adverse impact on the ability of either party to close or otherwise perform its obligations under this Agreement within the time specified for such performance; but damage to one or more buildings, not the result of a general disaster, such as an earthquake or natural disaster , shall not be considered such an event.

   The occurrence of any of the above-mentioned events of force majeure shall entitle the affected party to terminate this Agreement if it so elects. Any election to terminate this
   Agreement because of the occurrence of an event of force majeure must be made in writing within thirty (30) days following the occurrence of the event of force majeure relied upon in the election to terminate this Agreement. Time is of the essence with respect to this 30-day period and any election to terminate not delivered to the other party within said 30-day period shall be ineffective.

   If an event of force majeure occurs and one party or both parties have a right to terminate this Agreement as a result thereof, and the condition or event giving rise to the right to terminate this Agreement is temporal in nature, the other party or either party may reasonably extend the time for
     Closing if the time extension does not materially and adversely affect the ability of the other party to close at the time to which extended.

   Any disagreement or dispute concerning a party's right to terminate the agreement because of the occurrence of an event of force majeure shall be resolved by arbitration in accordance with paragraph 5.2 hereof.



   5.2 ALTERNATE DISPUTE RESOLUTION PROCEDURES. If the parties are unable to amicably resolve any dispute or disagreement concerning the construction, interpretation performance, or enforcement of this Agreement, then either party may serve on the other a written demand for arbitration setting forth in detail a description of each claim to be arbitrated along with a re quest for relief spelling out the precise relief requested. Within thirty (30) days following receipt by the respondent of any such demand for arbitration, the parties shall select by mutual agreement a single neutral arbitrator to resolve each claim set forth in the demand for arbitration. If the amount of the claim exceeds Two Hundred Fifty Thousand ($250,000.00) Dollars, then three neutral arbitrators shall be selected. If the parties are unable to agree on an arbitrator or arbitrators within said thirty (30) day period, either party may ask the American Arbitration Association to select an arbitrator or arbitrators. Arbitration shall be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules, or, in the case of a dispute concerning construction, the Construction Arbitration Rules.

   The decision of the arbitrator(s) on all claims shall be final and unappealable and may be entered as a judgment or decree in any court having jurisdiction over the parties thereto. The arbitrator(s) shall be empowered to award counsel fees and litigation costs against any party found to have acted in bad faith in either bringing or defending a claim.

   If there are more than one claim or counterclaim, for purposes of determining the number of arbitrators, all of the claims shall be cumulated. All known claims and counterclaims must be filed in a single proceeding. For purposes of this provision, federal rules pertaining to res judicata and mandatory counterclaims are to be followed.

   The parties shall each contribute one half of the costs of arbitration, advancing such funds as are required, subject to the authority of the arbitrator(s) to award costs and fees prospectively.


      5.3 ASSIGNMENT. Purchaser may assign this Agreement without the written consent of the Seller only to an entity owned and controlled by the Purchaser, otherwise the written consent of the Seller shall be required.


   5.4 DUTY OF COOPERATION. Purchaser and Seller shall be under a continuing duty of good faith, to cooperate with one another, and each shall provide the other with documents, information or provide or execute documents which may reasonably or commercially be usual or necessary for Closing or which may be required by banks, lenders or others normally involved in a Closing of this type.


   5.5 NO THIRD-PARTY BENEFICIARIES. No person or entity other than the parties hereto and their respective successors and assigns shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision thereof.


   5.6 ENTIRE AGREEMENT. The representations, warranties, and covenants set forth in this Agreement constitute the exclusive undertakings of the parties concerning the subject matter of this Agreement. The parties make no representations or warranties or agreements not expressly set forth or referred to h erein. All prior negotiations, agreements, and discussions are merged herein and there exist no enforceable oral agreements which deal with the subject matter of this Agreement. No party relied on or was induced to enter into this Agreement by any promise, representation, or warranty not expressly set forth herein.



   5.7 AMENDMENT AND MODIFICATION. This Agreement can be amended or modified only by the written agreement of the parties hereto duly authorized by the Boards of Directors of the parties hereto.



   5.8 NOTICES. All notices or other correspondence given hereunder or in connection herewith shall be in writing and shall be sent to the appropriate party by certified mail, overnight courier or facsimile transmission as follows:


  If to Seller:      Darell L. Craig
                     Seven Fields Development Company
                     2200 Garden Drive, Suite 200
                     Seven Fields, PA 16046
                     FAX:  (724) 776-0050

  With a copy to: Anthony P. Picadio, Esq.
            Picadio McCall Miller & Norton
            4680 USX Tower, 600 Grant Street
            Pittsburgh, PA  15219-2702
            FAX: (412) 288-2405



  If to Purchaser:   Hoddy Hanna
            Hanna Holdings, Inc.
            119 Gamma Drive
            Pittsburgh, PA  15238

  With a copy to: Maurice A. Nernberg, Esq.
            301 Smithfield Street
            Pittsburgh, PA 15222


   5.9 NO COMMISSIONS OR BROKERS' FEES. No agent, broker, investment banker, person, or firm has acted directly or indirectly on behalf of the Seller in connection with this Agreement or any transaction contemplated herein, and no person or entity is or will be entitled to any broker's fee, commission, or similar compensation in connection with this Agreement or the transaction contemplated herein.



   5.10 RISK OF LOSS. In case of fire or other damage to one or more than a single property, not constituting force majeure, Purchaser shall take an assignment of the insurance relative to such property; in which case this Agreement or the obligations of the parties shall not be modified. If settlement of the insured loss can reasonably be consummated prior to Closing, then this provision will not be applicable.



   5.11 TERMINATION. If Purchaser terminates this Agreement under any provision allowing termination and not as a result of a default, the Earnest Money Deposit is to be returned to Purchaser. In addition, Seller or Purchaser shall execute releases if requested.



   ARTICLE 6
   ADDITIONAL EXHIBITS


   Seller has provided the following documents to Purchaser, other than the Exhibits attached hereto, upon which authenticity Purchaser has relied:
   6.1   The Phase I Environmental Site Assessment dated September
         1999, by Earth Tech, Inc.;
   6.2   Personnel policies of the Seller;
   6.3   Form of deed to be issued;
   6.4   Certified copy of the Seller's Trust Indenture;
   6.5 A certified copy of the resolution or other authorization approving the entry into this Agreement.

    IN WITNESS WHEREOF, the parties hereto have set their hands and seals the date first above-written.



  ATTEST:               SEVEN FIELDS DEVELOPMENT COMPANY



                                  By

  George K. Wright             Paul Voytik
  Executive Vice President       President





  ATTEST:               HANNA HOLDINGS INC.



                                  By
                          Name:
                           Title:


